Atlas Fund Mergers Q&A

I heard something about fund mergers. Can you tell me what’s happening and which funds are affected?

The Boards of Trustees of the Evergreen and Atlas Funds have approved a number of changes to their respective product lines. Subject to shareholder approval, effective in or around May 2007, the following fund mergers will occur:

Acquired Funds	Acquiring Funds
Atlas Strategic Growth Fund	Evergreen Large Cap Equity Fund
Atlas Growth Opportunities Fund	Evergreen Large Cap Equity Fund
Atlas S&P 500 Index Fund	Evergreen Equity Index Fund
Atlas Emerging Growth Fund	Evergreen Small-Mid Growth Fund
Atlas Value Fund	Evergreen Disciplined Value Fund
Atlas Dual Focus Fund	Evergreen Disciplined Value Fund
Atlas Independence Flagship Fund	Evergreen Envision Growth and Income Fund
Atlas Independence Star Spangled Fund	Evergreen Envision Growth Fund
Atlas Independence Eagle Bond Fund	Evergreen Envision Income Fund
Atlas American Enterprise Bond Fund	Evergreen Core Bond Fund
Atlas U.S. Government and Mortgage Securities Fund	Evergreen U.S. Government Fund
Atlas National Municipal Bond Fund	Evergreen Municipal Bond Fund
Atlas California Municipal Bond Fund	Evergreen California Municipal Bond Fund
Atlas Global Growth Fund	Evergreen Intrinsic World Equity Fund

Are any funds being liquidated?

Yes.  Atlas Money Market Fund, Atlas California Municipal Money Market Fund, and Atlas Balanced Growth Portfolio.  Shareholders will be provided ample notification prior to the final liquidation date.

Are there any other changes?

Yes.  Atlas Global Growth Fund will be retained as a separate fund by being reorganized into a newly created fund within the Evergreen fund family named Evergreen Intrinsic World Equity Fund.  The Fund will be sub-advised by MetWest Capital.  MetWest Capital, a majority-owned subsidiary of Evergreen, is based in Newport Beach, Calif., and has approximately $6.1 billion in assets (as of September 30, 2006) for clients in the United States and abroad.

Why are the fund changes happening?

Since the May announcement of the merger of Golden West Financial Corporation and Wachovia Corporation, the two firms have been in discussions to evaluate potential opportunities for consolidation and realignment between the Atlas and Evergreen families of funds.  The resulting mergers will integrate funds with similar investment objectives and strategies, while providing several potential benefits to shareholders.

What are the benefits to shareholders of the merging funds?

There are several potential benefits that will result from the merger. Atlas shareholders will benefit from (1) broader product selection with the ability to exchange into other Evergreen Funds with Class A shares or open new accounts without being charged a front end sales load, (2) in most cases, larger funds with expenses that are the same or lower than the merging fund, and (3) service excellence within the Evergreen service model.  Additionally, Evergreen shareholders will benefit from broader investment options with the new Evergreen Intrinsic World Equity Fund.

When will the mergers occur?

Assuming shareholder approval, the mergers will occur in or around May 2007.

What is the proposal for Atlas Strategic Income Fund?

Atlas Strategic Income Fund would merge into Oppenheimer Strategic Income Fund.  Oppenheimer currently sub-advises the Atlas fund.

Why isn’t the Atlas Strategic Income Fund merging into Evergreen Strategic Income Fund?

Evergreen Strategic Income Fund is managed in a very different style than the Atlas Fund, while the Atlas Strategic Income Fund is managed identically to the Oppenheimer Strategic Income Fund, with the same management team.  In particular, due to the specialized nature of many of the foreign fixed income debt securities, as well as the domestic high yield, high risk, lower rated securities (including junk bonds) held in the Atlas Strategic Income Fund, it was determined that the interests of the Atlas shareholders would be best served through a merger into the Oppenheimer Strategic Income Fund.

How will we communicate these mergers to shareholders?

Existing Atlas Fund shareholders will receive a proxy statement in the mail describing the proposed mergers and notifying them of their opportunity to vote on the mergers at a meeting to be held in February.

Can clients still invest in these funds?

Yes, they can.  Shares of the merging funds will continue to be available for purchase by either new or existing shareholders until the mergers occur.  Shares of the liquidating funds are no longer available for purchase.

Will Atlas shareholders continue to have access to the surviving funds on a no-load basis?

Yes. After the mergers, existing shareholders of the Atlas Funds will have the ability to purchase or exchange Class A shares at NAV in all Evergreen Funds.  Oppenheimer will offer the same no-load status to existing Atlas Strategic Income Fund shareholders.

Do the mergers require shareholder approval?

Yes.  Votes will be solicited via a proxy statement being mailed to all Atlas fund shareholders in late-December. A shareholder meeting has been scheduled for Tuesday, February 27, 2007.

A preliminary prospectus/proxy statement relating to the mergers has been filed with the SEC and is available free from the SEC’s web site at www.sec.gov. Definitive materials are expected to be mailed to shareholders on or about December 29, 2006. Shareholders are urged to read the prospectus/proxy statement carefully. This document does not constitute an offer of any securities for sale.

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